EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
INCREASES REGULAR CASH DIVIDEND 25 PERCENT

BOARD OF DIRECTORS AUTHORIZES THE REPURCHASE OF
AN ADDITIONAL 5,000,000 SHARES OF COMMON STOCK
RALEIGH, North Carolina (August 15, 2007) — Anne H. Lloyd, Senior Vice President, Chief Financial Officer and Treasurer of Martin Marietta Materials, Inc. (NYSE:MLM), today announced that the Board of Directors has approved a 25 percent increase in the regular quarterly cash dividend to $0.345 (thirty-four and one-half cents) per share on the Corporation’s common stock. This dividend, which represents a cash dividend of $1.38 per share on an annualized basis, is payable September 28, 2007, to shareholders of record at the close of business on August 31, 2007.
     Commenting on the dividend increase, Lloyd stated, “We are very pleased that our strong cash position and excellent operating performance have enabled us once again to increase shareholder returns through the dividend payout.”
     Separately, Lloyd announced that the Board of Directors has authorized the repurchase of up to 5,000,000 shares of the Corporation’s common stock. This authorization, combined with the 646,000 shares remaining under prior authorizations, represents approximately 13.5% of the common shares outstanding at June 30, 2007. Under this authorization, the Corporation may repurchase shares of its common stock in the open market or through private transactions at such prices and upon such terms as the Chairman and Chief Executive Officer deem appropriate. Through the first six months of 2007, the Corporation has repurchased 3,585,000 shares of common stock, or approximately 8% of shares outstanding at the beginning of the year, at an average price of $138.12 per share.
     “Increasing shareholder value through effective utilization of capital structure remains one of our primary objectives,” Lloyd added. “We will continue to evaluate ways to utilize our financial position to provide benefits to our shareholders, which may include additional increases in the dividend, capital expenditures on high-return, internal growth projects, high-value acquisitions and stock repurchases.”
     Martin Marietta Materials is a leading producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation’s Web site at www.martinmarietta.com.
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